Exhibit 10.13

                                  RAGAN & RAGAN
                           A PROFESSIONAL CORPORATION
                               COUNSELLORS AT LAW
                               3100 ROUTE 138 WEST
                           BRINLEY PLAZA, BUILDING ONE
                             WALL, NEW JERSEY 07719
W. PETER RAGAN                  WWW.RAGANLAW.COM         TELEPHONE: 732-280-4100
W. PETER RAGAN, JR.>                                     FACSIMILE: 732-280-4112
GEORGE E. VEITENGRUBER, III

     >  NJ & NY BARS



                       RETAINER AGREEMENT - LEGAL SERVICES
                       -----------------------------------

         THIS AGREEMENT, dated January 1, 2005, is made BETWEEN the Client, Velocity Investments, LLC, 48 So. Franklin Tpk., Ramsey, N.J. 07446 (a wholly owned subsidiary of Velocity Asset Management, Inc.) and RAGAN & RAGAN, P.C., whose address is 3100 Route 138 West, Brinley Plaza, Building One, Wall, NJ 07719 hereinafter referred to as the "Law Firm".

1. Legal Services to be Provided, Term and Renewal You agree that the Law Firm will represent you in the collection of the balance due and owing upon certain New Jersey unsecured consumer receivables purchased by the client for the term January 1, 2005 through January 1, 2006. This Agreement shall renew for an additional year on each first of January hereafter on the same terns and conditions contained herein, unless terminated by the client prior thereto. The legal work includes all necessary court appearances; research; investigation; correspondence; preparation and drafting of pleadings and other legal documents; making or receiving telephone calls; conferring with Client or other counsel, and other persons; reading, drafting and responding to correspondence and other documents; doing legal research; preparing memoranda and reading and reviewing file materials and related work to properly represent you in this matter. This agreement supercedes and replaces any and all prior written or oral legal fee agreements between the parties hereto.

2. Additional Legal Services. If you need any other services which may or may not be related to the above matter, you and the Law Firm may make a new agreement to provide the other services.

3.       Legal Fees.

         A. Contingent Fee. The Firm is entitled to a contingent collection fee of 25% of all amounts collected and paid by the debtor to the Firm and /or to the Client directly.

         B. Deposits of Debtor Payments and Deduction of Fees. Client authorized the Firm to endorse any debtor payments in its name for deposit in the Firm's Trust Account and disbursement of the funds after deducting any outstanding or anticipated out of pocket costs and the Firm's Fees as set forth herein.

         C. Client Commission. In the event that cases are referred to Firm from a third party client as a result of the Client's referrals and or actions, the Firm shall be entitled to charge the third party client whatever fee is negotiated. The Client shall then be entitled to commission amounting to 5% on any collections received by the Firm with respect to the referred claims. This commission is to be paid monthly on the last

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                  business day of each month. On December 7, 2004, the Firm was referred 276 claims by Unifund as a result of a referral by the Client (the "December Referred Claims"). The Firm hereby agrees to pay the Client 30% of any fees received by the Firm from Unifund on the December Referred Claims.

3. Costs and Expenses. In addition to legal fees, you must pay the following costs and expenses: Experts' fees, court costs, accountants' fees, appraisers' fees, service fees, investigator fees, deposition costs, messenger services, photocopying charges, telephone toll calls, postage and any other necessary expenses in this matter. The Law Firm will advance the costs of the expenses at the particular time of need. On a monthly basis the Law Firm will bill the client for costs expended and deduct same from the aggregate monies collected. In the event that the aggregate monies collected is less than the bill for monthly costs advanced a bill will be generated and sent directly to the client for payment. All expert(s) will be hired by you so that you are solely responsible for their fees. The Law Firm may require the Client to maintain a cost account balance in the amount referred to in paragraph 4 A. above at all times. In the event Client fails to do so at the Law Firm's request, the Law Firm is not obligated to render any further legal services so long as a deficiency exists. Costs for expenditures paid will be deducted from monies collected from the debtor to replenish the aforesaid deposit for costs. Any amount remaining, of this deposit for costs, after the conclusion of the matter, shall be refunded to the Client except that any balance on hand for miscellaneous expenses shall be turned over to the Law Firm as and for miscellaneous expenses.

4. Legal Research. The Law Firm conducts it's legal research on the client's behalf through on-line access to the Lexis-Nexis Legal Library. The Law Firm will charge the client a $25.00 Library Access Fee each time it accesses the Lexis Legal Library on Client's behalf, with regard to New Jersey legal authorities. In the event it is necessary in the Firm's representation of the client, in it's discretion, to utilize Lexis-Nexis to verify the legal issue in question using Shepard's Citation Service or research outside New Jersey authorities, the Lexis on-line charges (presently $4.50/min.) shall be billed to the client as an additional cost. No cost in this regard shall be incurred beyond $100.00 without the client's written permission.

5. Bills. The Law Firm will not send you itemized bills. Legal fees will be deducted from funds collected from the debtor. The Firm shall not at any time be required to continue to represent the Client unless all of the Firm's prior bills and requests for out of pocket costs spent or anticipated and trial fees have been paid when due. In addition, the Firm shall not be required to represent the Client at trial unless the Client has paid to the Firm the trial fees requested to cover the reasonably expected fees and expenses of trial required by the Firm under the provisions of this Agreement. Further, the Firm retains the right to decline representation of the Client on appeal and may so terminate representation, or, may request further retainers to cover the reasonably expected fees and expenses of appeal. In the event a check received from the client for payment on account should be returned by the bank as "uncollected", a processing fee of $50 will be charged by the Law Firm for the bookkeeping activity involved. In the event it is necessary to institute a law suit for the collection of the legal fees and/ or costs referred to herein, you agree that liquidated attorney's fees in an amount of 30% of the outstanding account balance (legal fees, interest and costs) will be added to the amount due, or, such additional attorney's fees as may be awarded by any court, in its discretion.

6. Your Responsibility. You must fully cooperate with the Law firm and provide all information relevant to the issues involved in this matter on a timely basis, as required by the Law Firm. You must also pay all bills as required by this Agreement. If you do not comply with these requirements, the Law Firm may ask the Court for permission to withdraw from representing you. The Law Firm will also withdraw at your request, at any time.

7. No Guarantee. The Law Firm agrees to provide conscientious, competent and diligent services and at all times will seek to achieve solutions which are just and reasonable for you. However, because of the

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         uncertainty of legal proceedings, the interpretation and changes in the law and many unknown factors, attorneys cannot and do not warrant, predict or guarantee results or the final outcome of any case.

8. Exhaustion of Efforts and File Closing. Client acknowledges that the firm in its sole discretion, may declare that it has performed all reasonable legal services in collection and that the account is uncollectible and the file will be closed.

9. Attorney. W. Peter Ragan, Jr., Esq. shall be principally responsible for the Client's representation. In addition, other members and/or associates of the Firm may act on the Client's behalf from time to time in connection with the Firm's representation, and the Firm shall use its discretion in selecting those members, and/or associates.

10. Entire Understanding. The foregoing represents the entire agreement between the Firm and Client. By signing below, the Client acknowledges that he or she has carefully read this Agreement, understands its contents, and agrees to be bound by all of its terms and conditions; that the Firm has made no representation to the Client as to the likelihood of the outcome of any proceeding now pending or to be brought by or against the Client, and that the Client believes this Agreement to be fair and reasonable.

11. Right to Consultation and Acknowledgment of Receipt of Copy. The Client understands that he or she has the right to consult with another lawyer in connection with any of the terms of this Agreement prior to signing it. Client acknowledges receipt of a copy of this Agreement.

12. Resolution of Disputes. Any claim by the Firm for unpaid fees and expenses, and any defenses or counterclaims to such a claim, whether based on a claim of inadequate representation, malpractice, or any other ground, shall be resolved exclusively through arbitration. In other words, there will be no jury trial or non-jury court proceeding to resolve any dispute between the Client and the Firm (the "Parties"); rather, any such dispute will be resolved by the parties through binding non-court arbitration proceedings. For purposes of resolving fee disputes, the Parties agree to have the matter resolved by arbitration in accordance with the then prevailing rules of the applicable Attorney-Client Fee Arbitration Rules of the New Jersey Courts. The award of the arbiters shall be final, binding and conclusive on the Parties, and the Parties agree to sign all appropriate documents necessary to make such proceedings final, binding and conclusive as required by the arbiter. The arbitration contemplated by the above paragraph shall be in accordance with New Jersey Court R.1:20A-1 et. seq., before the District Fee Arbitration Committee established by the New Jersey Supreme Court. The Law Firm shall give the Client notice and the opportunity to pursue such fee arbitration. In the event the Client fails or refuses to initiate the arbitration, then the Law Firm shall, notwithstanding any of the provisions of the above paragraph, be free to initiate a civil action on account of any monies due under this agreement.

13. Signatures. The undersigned (You) and the Law Firm have read and agree to this Agreement. You acknowledge that the Law Firm has answered all of your questions and fully explained this Agreement to your complete satisfaction. You further acknowledge that you have been given a copy of this Agreement , after its execution by all parties.

    RAGAN & RAGAN, P.C.                  Velocity Investments, LLC


By: /s/ W. PETER RAGAN, JR.          By: /s/ JAMES J. MASTRIANI
    ------------------------------       ---------------------------------------
    W. Peter Ragan, Jr., Esq.            James J. Mastriani, Esq. Vice President
                                         and as CFO & CLO of Velocity Asset
                                         Management, Inc.

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